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                                                             EXHIBIT 12

                THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                           COMPUTATION OF RATIOS
                 Three Months Ended March 31, 2003 and 2002
                        (In millions, except ratios)


                                                   2003             2002
                                                   ----             ----
         EARNINGS

         Income from continuing
          operations before income taxes           $251             $196

         Add: fixed charges                          55               50
                                                   ----             ----
                 Income as adjusted                $306             $246
                                                   ====             ====

         FIXED CHARGES AND PREFERRED
              DIVIDENDS

         Fixed charges:
           Interest expense and amortization       $ 30             $ 26
           Distributions on redeemable
             preferred securities                    18               18
           Rental expense (1)                         7                6
                                                   ----             ----
                 Total fixed charges                 55               50

          Preferred stock dividend requirements       3                4
                                                   ----             ----
                 Total fixed charges and
                  preferred stock dividend
                  requirements                     $ 58             $ 54
                                                   ====             ====


         Ratio of earnings to fixed charges        5.56             4.90
                                                   ====             ====
         Ratio of earnings to combined
           fixed charges and preferred
           stock dividend requirements             5.25             4.58
                                                   ====             ====



    (1) Interest portion deemed implicit in total rent expense.